                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Sprint Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

LOGO                                                       Post Office Box
                                                           11315

                                                    Kansas City, Missouri 64112

William T. Esrey
Chairman


                                          March 10, 1998


Dear Stockholder:

  On behalf of the Board of Directors and Management, I cordially invite you to attend the Annual Meeting of the Stockholders of Sprint Corporation. The Annual Meeting will be held at 10:00 a.m. on Tuesday, April 21, 1998, at Sprint World Headquarters, 2330 Shawnee Mission Parkway, Westwood, Kansas. The enclosed notice of the meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting.

  The Board of Directors has nominated the three present Directors whose terms of office expire this year to continue to serve as Directors of Class III. Ruth M. Davis, a Director of Sprint since 1981 and a present Class II Director, will retire when her term of office expires at the Annual Meeting. The Board of Directors recommends that you vote for the nominees.

  You are also being asked to approve amendments to the 1988 Employees Stock Purchase Plan and to approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1998. The Board of Directors recommends that you vote for these proposals.

  Three Stockholder proposals are also included in the Proxy Statement. The proposals relate to Sprint's retirement plan for outside Directors, stock option plans and compensation agreements contingent upon a change in control of Sprint. For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote against each proposal.

  The prompt return of your proxy in the enclosed business return envelope will save Sprint additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                          Sincerely,

                                          LOGO

                                          Chairman

                              SPRINT CORPORATION
                                P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 21, 1998

                               ----------------

TO THE STOCKHOLDERS OF SPRINT CORPORATION:

  The Annual Meeting of the Stockholders of Sprint Corporation (Sprint) will be held at the World Headquarters of Sprint, 2330 Shawnee Mission Parkway, Westwood, Kansas on Tuesday, April 21, 1998, at 10:00 a.m. (local time) for the following purposes:

    1. To elect three Class III Directors to serve for a term of three years.

    2. To consider and approve amendments to the 1988 Employees Stock Purchase Plan.

    3. To consider and approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1998.

    4. To act upon such matters, including three Stockholder proposals (set forth on pages 20 through 24 of the accompanying Proxy Statement), as may properly come before the meeting or any adjournments thereof.

  The close of business on February 23, 1998 has been designated as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By order of the Board of Directors
                                               Don A. Jensen
                                             Vice President and
                                                  Secretary

Westwood, Kansas
March 10, 1998


                            YOUR VOTE IS IMPORTANT

   We consider the vote of each Stockholder important, whatever the number of shares held. If you are unable to attend the meeting in person, please sign, date and return your proxy in the enclosed envelope at your earliest convenience. The prompt return of your proxy will save expense to Sprint.

                              SPRINT CORPORATION
                                P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112

                               ----------------

                                PROXY STATEMENT
                                MARCH 10, 1998

                               ----------------

PROXIES, SOLICITATION AND VOTING

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form to be used at the Annual Meeting of Stockholders on April 21, 1998. Properly executed and dated proxies received will be voted in accordance with instructions thereon. If the proxy card is signed and returned and no instructions are given on the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the election of the nominees for Directors designated below, for approval of amendments to the 1988 Employees Stock Purchase Plan, for approval of the appointment of the auditors of Sprint and against the Stockholder proposals.

  A Stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of Sprint an instrument of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting of Stockholders and voting in person. Attendance at the Annual Meeting of Stockholders will not in and of itself constitute the revocation of a proxy.

  In addition to solicitation by mail, proxies may be solicited by officers of Sprint in person or by telephone. Sprint has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for an anticipated fee of $6,500 plus out-of-pocket expenses. The cost of soliciting proxies will be borne by Sprint.

  As of the record date, February 23, 1998, Sprint had outstanding and entitled to vote 343,323,103 shares of Common Stock, 42,615 shares of Preferred Stock-First Series, Convertible, 256,167 shares of Preferred Stock-Second Series, Convertible, and 95 shares of Preferred Stock-Fifth Series. Each share of Common Stock, Preferred Stock-First Series, Convertible, Preferred Stock-Second Series, Convertible, and Preferred Stock-Fifth Series is entitled to one vote on each matter to be voted on at the meeting. As of the record date, Sprint also had outstanding 86,236,036 shares of Class A Common Stock. Each share of the Class A Common Stock is entitled to one vote on each matter to be voted on at the meeting other than election of Directors.

  The three nominees for Director receiving the greatest number of votes at the Annual Meeting of Stockholders will be elected as Directors. In addition, the holders of the Class A Common Stock, France Telecom and Deutsche Telekom AG, have the right to elect three Directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. For purposes of determining the outcome of the vote on these matters, an instruction to "abstain" from voting on a proposal will be treated as shares present and entitled to vote, and will have the same effect as a vote against a proposal. "Broker non-votes", which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter and have no effect on the outcome of the vote.

  Sprint's policy is that all Stockholder meeting proxies, ballots and voting tabulations that identify the vote of a specific Stockholder shall, with certain specific and limited exceptions, be kept confidential from Sprint's Directors, officers or employees. One exception to Sprint's confidential voting policy occurs when a Stockholder writes comments on his or her proxy card. This exception is designed to accommodate the Stockholders who express their opinions and views by writing comments on their proxy cards and expect Sprint to receive those comments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information about the only known beneficial owners of more than five percent of Sprint's outstanding voting stock, based solely on Schedules 13G and 13D received by Sprint:

                            NAME AND ADDRESS OF    AMOUNT AND NATURE OF PERCENT
TITLE OF CLASS               BENEFICIAL OWNER      BENEFICIAL OWNERSHIP OF CLASS
--------------           ------------------------- -------------------- --------
Class A Common Stock.... France Telecom             43,118,018 shares     50%
                         6 place d'Alleray
                         75505 Paris Cedex 15
                         France
Class A Common Stock.... Deutsche Telekom AG        43,118,018 shares     50%
                         Friedrich-Ebert-Allee 140
                         D-53113 Bonn
                         Germany
Common Stock............ Putnam Investments, Inc.   21,355,530 shares      6%
                         One Post Office Square
                         Boston, Massachusetts

  The following table states the number of shares of Sprint Common Stock beneficially owned, as of December 31, 1997, by each current Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group. The number of shares beneficially owned by all Directors and executive officers as a group represented less than one percent of the outstanding shares. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

      NAME                                                    NUMBER OF SHARES
      ----                                                    ----------------
      DuBose Ausley..........................................       7,652(1)
      Warren L. Batts........................................       5,000(1)
      Michel Bon.............................................           0(1)
      Ruth M. Davis..........................................       2,226(1)
      William T. Esrey.......................................     380,424(1)(2)
      Gary D. Forsee.........................................      39,486(1)
      Michael B. Fuller......................................      27,716(1)
      Irvine O. Hockaday, Jr.................................       1,500(1)
      Harold S. Hook.........................................      16,000(1)
      Arthur B. Krause.......................................      90,376(1)(2)
      Ronald T. LeMay........................................     284,905(1)
      Linda Koch Lorimer.....................................       1,465(1)
      D. Wayne Peterson......................................      78,378(1)
      Charles E. Rice........................................       3,000(1)
      Ron Sommer.............................................           0(1)
      Stewart Turley.........................................       3,400(1)
      All Directors and executive officers as a group
       (26 persons)..........................................   1,202,277(1)(2)

--------
(1) Does not include shares which may be acquired upon the exercise of stock options exercisable on or within sixty days after December 31, 1997, under Sprint's stock option plans as follows: 22,500, 18,496, 1,500, 3,928, 981,674, 219,408, 126,735, 0, 18,496, 195,575, 224,828, 36,227, 107,255,
    18,496, 1,500 and 18,496 shares for Messrs. Ausley, Batts, Bon, Dr. Davis, Messrs. Esrey, Forsee, Fuller, Hockaday, Hook, Krause, LeMay, Ms. Lorimer, Messrs. Peterson, Rice, Sommer and Turley, respectively, and 2,802,519 for all Directors and executive officers as a group.
(2) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 16,442 shares held in trust for Mr. Esrey's children, 13,644 shares owned by Mr. Krause's wife and 30,086 shares held by or for the benefit of family members for all Directors and executive officers as a group.

                           I. ELECTION OF DIRECTORS

                            (Item 1 on Proxy Card)

  The Board of Directors of Sprint (other than the Directors elected by the holders of the Class A Common Stock) is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class III expire with this Annual Meeting of Stockholders. Each of the three nominees for Class III, if elected, will serve three years until the 2001 Annual Meeting and until a successor has been elected and qualified. The Directors remaining in Classes I and II will continue in office until the 1999 and 2000 Annual Meetings, respectively.

  Except for the Class A Common Stock, each share is entitled to one vote for each of three Directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as Directors of Class III unless otherwise directed by the Stockholder. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

                            NOMINEES FOR DIRECTORS

  The following information is given with respect to the nominees for election.

Class III--Nominees to Serve Three Years Until 2001 Annual Meeting

WILLIAM T. ESREY, age 58. Chairman and Chief Executive
Officer of Sprint, Westwood, Kansas; Director of Duke
Energy Corporation, The Equitable Life Assurance Society of the United States, Everen Capital Corporation, and
General Mills, Inc. Mr. Esrey has been Chairman of Sprint since 1990 and Chief Executive Officer since 1985.
Director of Sprint since 1985; Chairman of the Executive
Committee.
                                                                           LOGO

LINDA KOCH LORIMER, age 45. Vice President and Secretary of the University, Yale University, New Haven,
Connecticut; Director of McGraw-Hill, Inc. Prior to becoming Vice President and Secretary of Yale University in 1993, Ms. Lorimer was President of Randolph-Macon
Woman's College for more than six years. Director of Sprint since 1993; Member of the Organization,
Compensation and Nominating Committee.
                                                                           LOGO

STEWART TURLEY, age 63. Retired Chairman of Eckerd
Corporation, a diversified retailer, Clearwater, Florida;
Director of Barnett Banks, Inc. and Springs Industries,
Inc. Mr. Turley had been Chairman of Eckerd Corporation for more than five years prior to his retirement in 1997.
Director of Sprint since 1980; Chairman of the Organization, Compensation and Nominating Committee;
Member of the Executive Committee.
                                                                           LOGO

              MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

  The following information is given with respect to the Directors of Classes I and II, who will continue to serve as Directors of Sprint until the 1999 and 2000 Annual Meetings, respectively.

Class I--Serving Until 1999 Annual Meeting

WARREN L. BATTS, age 65. Retired Chairman and Chief
Executive Officer of Tupperware Corporation, a diversified
consumer products company, Orlando, Florida. Mr. Batts is
also the retired Chairman of Premark International, Inc.,
a diversified consumer products company, Deerfield,
Illinois; Director of The Allstate Corporation, Cooper
Industries, Inc. and Sears, Roebuck & Company. Prior to
his retirement in 1997, Mr. Batts had been Chairman of
Premark International, Inc. since 1986 and Chairman and
Chief Executive Officer of Tupperware Corporation since                    LOGO
its spin-off from Premark International, Inc. in 1996.
Director of Sprint since 1982; Chairman of the Audit
Committee; Member of the Executive Committee.

IRVINE O. HOCKADAY, JR., age 61. President and Chief
Executive Officer of Hallmark Cards, Inc., manufacturer of greeting cards, Kansas City, Missouri. Director of Dow
Jones, Inc., Ford Motor Company and UtiliCorp United. Mr.
Hockaday has been President and Chief Executive Officer of
Hallmark Cards, Inc. since 1985. Director of Sprint since
June of 1997; Member of the Audit Committee.
                                                                           LOGO

RONALD T. LEMAY, age 52. President and Chief Operating
Officer of Sprint, Westwood, Kansas; Director of Ceridian
Corporation, Imation Corporation, and Yellow Corporation.
Mr. LeMay has served as President and Chief Operating
Officer of Sprint since February of 1996 except for the
period from July 1997 to October 1997 when he served as
Chairman and Chief Executive Officer of Waste Management,
Inc., a provider of comprehensive waste management
services. Mr. LeMay was Chief Executive Officer of Sprint
Spectrum L.P. (Sprint PCS) from 1995 to 1996. Mr. LeMay
was President and Chief Operating Officer--Long Distance                   LOGO
Division of Sprint from 1989 to 1995. Director of Sprint from 1993 until July 1997 and re-elected in December 1997.

Class II--Serving Until 2000 Annual Meeting

HAROLD S. HOOK, age 66. Retired Chairman and Chief
Executive Officer of American General Corporation, a financial services holding corporation, Houston, Texas;
Director of Chase Manhattan Bank, Chase Manhattan
Corporation, Cooper Industries, Inc. and Duke Energy
Corporation. Mr. Hook was Chairman of American General
Corporation from 1978 to 1997 and Chief Executive Officer from 1978 to 1996. Director of Sprint since 1982; Member of the Organization, Compensation and Nominating
Committee.
                                                                           LOGO

CHARLES E. RICE, age 62. Chairman and Chief Executive
Officer of Barnett Banks, Inc., a bank holding company, Jacksonville, Florida; Director of CSX Corporation. Mr.
Rice has been Chairman and Chief Executive Officer of
Barnett Banks, Inc. for more than five years. Director of Sprint since 1975; Member of the Organization,
Compensation and Nominating Committee and the Executive
Committee.
                                                                           LOGO

Directors Elected by and Serving at the Pleasure of the holders of the Class A Common Stock

DUBOSE AUSLEY, age 60. Chairman of Ausley & McMullen, a law firm, Tallahassee, Florida; Director of Capital City
Bank Group, Inc., Tampa Electric Co., Inc. and TECO
Energy, Inc. Prior to becoming Chairman of Ausley &
McMullen in 1996, Mr. Ausley was Chairman of Macfarlane,
Ausley, Ferguson & McMullen since 1994 and prior to that he was President of Ausley, McMullen, McGehee, Carothers &
Proctor, P.A. for more than five years. Mr. Ausley has also been Chairman of the Capital City Bank Group, Inc.
for more than five years. Director of Sprint since 1993.
                                                                           LOGO

MICHEL BON, age 54. Chairman and Chief Executive Officer of France Telecom, a telecommunications company, Paris, France. Mr. Bon became Chairman and Chief Executive
Officer of France Telecom in September of 1995. He served as head of France's national job-placement agency from 1993 to 1995 and, prior to that as Chairman and Chief
Executive Officer of Carrefour, France's largest retailer, for more than five years. Director of Sprint since 1996;
Member of the Executive Committee.
                                                                           LOGO

RON SOMMER, age 48. Chairman of the Board of Management of
Deutsche Telekom AG, a telecommunications company, Bonn,
Germany. Prior to becoming Chairman of Deutsche Telekom AG in May of 1995, Mr. Sommer was President and Chief
Operating Officer of Sony Corporation of America beginning in 1990, and in 1993, he took over the management of Sony
Europe in the same function. Director of Sprint since
1996; Member of the Organization, Compensation and
Nominating Committee.
                                                                           LOGO

BOARD COMMITTEES AND DIRECTOR MEETINGS

  The Board of Directors held six regular meetings and one special meeting in 1997. The Board of Directors has an Audit Committee, an Executive Committee and an Organization, Compensation and Nominating Committee. The members of each committee are identified in the above description of Directors. In 1997 the Audit Committee held two meetings and the Organization, Compensation and Nominating Committee held seven meetings. Except for Mr. Hockaday, each current Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Director served during 1997.

  The principal responsibilities of the Audit Committee are to ensure: (a) that proper accounting principles are being followed; (b) that the total audit coverage of Sprint and its affiliates is satisfactory; and (c) that an adequate system of internal controls has been implemented by Sprint and is being effectively followed. The Audit Committee provides an open avenue of communication between management, the external and internal auditors and the Board of Directors. The Committee reviews the nature of all services performed by the external auditors, including the scope and general extent of their audit examination and the basis for their compensation. The Committee recommends to the Board of Directors the auditors for formal ratification by the Stockholders at the Annual Meeting.

  The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to matters of executive compensation, are to: (a) assess and appraise the performance of the Chief Executive Officer and review the performance of executive management; (b) recommend to the Board of Directors base salaries, incentive compensation and other benefits for the Chief Executive Officer and other key officers; (c) counsel and advise management on plans for orderly development and succession of executive management; (d) take any and all action required or permitted to be taken by the Board of Directors under the stock option and restricted stock plans, stock purchase plans, incentive compensation plans and the deferred compensation plans of Sprint; and (e) review recommendations for major changes in compensation and benefit and retirement plans which have application to significant numbers of Sprint's total employees and which require review or approval of the Board of Directors.

  The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to the Director nomination process, are to: (a) periodically review the size and composition of the Board of Directors and make recommendations to the Board with respect to such matters; (b) recommend to the Board of Directors proposed nominees whose election at the next Annual Meeting of Stockholders will be recommended by the Board of Directors; and (c) recommend persons proposed to be elected to fill any vacancy on the Board of Directors between Stockholder meetings. The Committee will consider qualified nominees recommended by Stockholders. Such recommendations should be sent to the Organization, Compensation and Nominating Committee, c/o Corporate Secretary, at the corporate headquarters of Sprint, Post Office Box 11315, Kansas City, Missouri 64112.

COMPENSATION OF DIRECTORS

  Directors who are not officers of Sprint (the Outside Directors) are each paid $35,000 annually plus $1,250 for each meeting attended and $1,000 for each committee meeting attended.

  The Long-Term Stock Incentive Program, which was approved at the 1997 Annual Meeting of Stockholders, provides for the grant of stock options to Outside Directors. Under the program each Outside Director receives an annual grant of an option to purchase 2,000 shares of Common Stock at an option price equal to 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant; 25% of the shares subject to each option become exercisable as of December 31 of the year in which the option is granted and an additional 25% become exercisable on December 31 of each of the three succeeding years.

  In 1982 Sprint adopted a retirement plan for its Outside Directors. Any Director of Sprint who served five years as a Director without simultaneously being employed by Sprint or any of its subsidiaries is eligible to receive benefits under the plan. The retirement plan was amended in December of 1996 to eliminate the retirement benefit for any Director who had not served five years as of the date of the amendment. An eligible Director retiring after March 30, 1989, will receive monthly benefit payments equal to the monthly fee (not including meeting fees) being paid to Directors at the time of the Director's retirement. The monthly retirement benefit would be $2,917 for any Director retiring while the current $35,000 annual fee remains in effect. The number of monthly benefit payments to a Director under the plan will equal the number of months served as a Director without simultaneously being employed by Sprint or any of its subsidiaries, up to a maximum of 120 payments.

  Outside Directors of Sprint and certain of its subsidiaries are also eligible for a Directors' Deferred Fee Plan under which Outside Directors may elect to defer all or some of their fees. New Directors, who are not eligible for benefits under the retirement plan after the December 1996 amendment, will receive units representing 2,500 shares of Sprint Common Stock credited to their accounts under the Directors' Deferred Fee Plan upon becoming a Director. Half of these units will vest upon completion of five years of Board service and ten percent will vest on each succeeding anniversary. Under the Long-Term Stock Incentive Program, Outside Directors can elect to use their fees to purchase Sprint Common Stock. They can also elect to have the purchased shares deferred and placed in a trust.

  In addition, Outside Directors are provided with Sprint residential long distance service valued in the following amounts for 1997: Mr. Ausley, $4,609; Mr. Batts, $2,225; Dr. Davis, $1,353; Mr. Hockaday, $352; Mr. Hook, $700; Ms.
Lorimer, $2,585; Mr. Rice, $4,228; and Mr. Turley, $4,961.

                            EXECUTIVE COMPENSATION

ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization, Compensation and Nominating Committee of the Board, which is composed of independent, non-employee Directors and has the principal responsibilities described on page 6 of this Proxy Statement, has furnished the following report on executive compensation:

  Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint so as to maximize long-term Stockholder value. Sprint's executive compensation program consists of four elements: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all four elements) are compared to market data from similarly sized companies in the telecommunications industry as well as other industries from surveys conducted by independent compensation consultants and from proxy data. The Committee believes that the comparison groups accurately reflect the market in which Sprint competes for executive talent. Eleven of the 12 companies in the S&P Telephone Utility Index and the S&P Telecommunications (Long Distance) Index, which are used in the Stock Performance Graph on page 16 of this Proxy Statement, are included in the comparison groups. The Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

  Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation, such as Sprint, for compensation in excess of $1 million paid to any Named Officer unless such compensation is performance-based under Section 162(m). Sprint took all action required under Section 162(m) for Sprint's incentive compensation plans to be performance-based so as to preserve Sprint's tax deduction for compensation earned under such plans for 1997.

  Base Salary. Each year the Committee makes a recommendation to the Board establishing base pay for all Named Officers. In making this recommendation for 1997, the Committee considered the salaries of other executives within the comparison group and the executives' performance during 1996. With respect to the latter, the Committee exercised its judgment in evaluating the executives' accomplishments during the year. As a result of his performance evaluations during his tenure as Chief Executive Officer, Mr. Esrey's base salary exceeds the median of the comparison group.

  Short-Term Incentive Compensation. Sprint's short-term incentive compensation (STIC) is a performance-driven annual incentive designed to promote the near term objectives of the organization. For the Named Officers, the material terms of the performance goals under STIC were approved by the Stockholders at the 1997 Annual Meeting.

  Target incentive opportunity for STIC is based on job level and potential impact on organization results. The STIC payout is based on the achievement of six financial objectives--three for the Local Telecommunications Division
(LTD) and three for the Long Distance Division (LDD). For each objective, targets were established and compared to actual 1997 financial results.

  . The objectives for the LTD related to operating income (55% weighting), net collectible revenue (25%), and economic value added (EVA) (20%). Actual results were 70.4% of target on a weighted average basis.

  . The objectives for the LDD related to operating income (40% weighting), net collectible revenue (40%), and EVA (20%). Actual results were 32.7% of target on a weighted average basis.

The weights assigned for a particular executive among the LTD and LDD depended on an executive's responsibilities with Sprint.

  The entire STIC payout for Messrs. Esrey and LeMay was based on the achievement of these financial objectives. For the remaining executive officers except Mr. Peterson, 15% of the STIC payout was based on the achievement of certain personal objectives in 1997. Fifty percent of Mr. Peterson's STIC payout was based on personal objectives. These personal objectives included qualitative factors relating to business unit and departmental results of a nonfinancial nature, the support the executive provided in furthering strategic and tactical objectives, contributing to the progress of the quality improvement process, and individual professional growth and development.

  Based on the financial results described above and the achievement of their personal objectives, the executive officers earned STIC payouts on average of 56.7% of target. Mr. Esrey's STIC payout was based on the financial results described above using relative weights for objectives by division as follows:
45% for the LTD and 55% for LDD. Based on these factors, Mr. Esrey earned a payout of 49.7% of target.

  Long-Term Incentive Compensation. Sprint's long-term incentive compensation
(LTIP) is a three-year performance-driven incentive plan designed to promote the long-term objectives of the organization and to pay out in Sprint common stock. For the Named Officers, the material terms of the performance goals under LTIP were approved by the Stockholders at the 1997 Annual Meeting. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results.

  LTIP payouts were based entirely on the achievement of financial objectives. These financial objectives related to the LTD, the LDD, the Cellular Division, and Sprint consolidated.

  . The objectives for the LTD related to return on assets (55% weighting), nonregulated cumulative net collectible revenue (15%), 1997 nonregulated operating income (15%) and EVA (15%). For the LTD, actual results were 115.1% of target on a weighted average basis.

  . The objectives for the LDD related to net collectible revenue growth relative to market (50%), cumulative operating margin (40%) and EVA (10%). For the LDD, actual results were 152.0% of target on a weighted average basis.

  . The objectives for the Cellular Division related to cumulative operating income (45%), cumulative net collectible revenue (45%) and EVA (10%) from January 1, 1995 through March 7, 1996. On March 7, 1996, there was a spin-off of the Cellular Division. For the Cellular Division, actual results were 107.5% of target on a weighted average basis.

  . The objective for Sprint consolidated related to EVA. Actual results were 80.9% of target.

As with the STIC, the relative weights assigned to the LTIP objectives among the LTD, LDD, Cellular Division, and Sprint consolidated depend on an executive's responsibilities with Sprint.

  The specific amounts of the LTIP payouts were determined by comparing actual financial results to the pre-established targets for each objective. The payout is also adjusted by a stock price factor under which the payout based on financial objectives as described above is multiplied by a fraction, the numerator of which is the market price of Sprint Common Stock on the last day of the performance period and the denominator of which is the market price on the first day of the performance period. The three-year increase in the price of Sprint Common Stock resulted in a multiplier of 263.0%.

  Mr. Esrey's LTIP payout was based on the financial results described above using relative weights for each objective as follows: 28% for the LTD, 55% for the LDD, 6% for the Cellular Division and 11% for Sprint consolidated. Based on the financial results and the methodology described above, Mr. Esrey received a payout of 346.4% of target. The LTIP payouts, if not deferred under the Executive Deferred Compensation Plan, were paid in restricted or unrestricted shares of Sprint Common Stock.

  Stock Options. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of Sprint. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The Committee does not consider any measures of corporate or individual performance in determining option grants and does not consider the number of options already held by an executive. The telecommunications industry is going through tremendous changes and industry leaders are in high demand, both inside and outside the industry. The Board of Directors believes that granting options and other stock awards to officers and other key employees enhances the Company's ability to attract, retain and provide incentives to individuals of exceptional talent necessary for the continued success of Sprint. In furtherance of these objectives, a special grant of options was made to Mr. Esrey and Mr. LeMay in 1997.

  During 1997 certain executive officers elected under Sprint's Management Incentive Stock Option Plan (MISOP) to receive options in lieu of receiving up to 50% of their target opportunity under Sprint's management incentive plans. For each $3.95 reduction in an executive's target opportunity resulting from such election, the executive received an option to purchase one share of Sprint Common Stock. The MISOP is in keeping with Sprint's philosophy of increasing the percentage of compensation tied to stock ownership. The Committee believes stock options more closely align Stockholder and employee interests by focusing executives on long-term growth and profitability of Sprint and its Common Stock.

                              Stewart Turley, Chairman
                              Harold S. Hook
                              Linda Koch Lorimer
                              Charles E. Rice
                              Ron Sommer

SUMMARY COMPENSATION TABLE

  The following table reflects the cash and non-cash compensation for services in all capacities to Sprint by those persons who were, as of December 31, 1997, the chief executive officer and the other four most highly compensated executive officers of Sprint, and by Mr. Peterson, who served as an executive officer until October 14, 1997 (the Named Officers):

                          SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                           ---------------------------    ----------------------------------
                                                                 AWARDS             PAYOUTS
                                                OTHER     ------------------------ ---------   ALL
                                               ANNUAL     RESTRICTED    SECURITIES            OTHER
                                               COMPEN-      STOCK       UNDERLYING   LTIP    COMPEN-
      NAME AND              SALARY     BONUS   SATION      AWARD(S)      OPTIONS    PAYOUTS  SATION
 PRINCIPAL POSITION   YEAR  ($)(1)    ($)(1)     ($)        ($)(2)         (#)        ($)    ($)(3)
 ------------------   ---- --------- --------- -------    ----------    ---------- --------- -------
William T. Esrey      1997 1,000,000         0 73,134(4)          0     2,536,183  1,221,064 38,880
 Chairman and Chief   1996   987,500 2,280,250 76,480             0       336,468    597,948 33,645
 Executive Officer    1995   937,502   541,200 76,989             0       291,360    768,140 31,506
Gary D. Forsee        1997   474,828         0 12,775             0       176,512    459,447  7,513
 President--Long      1996   412,746 1,177,866  6,172       577,500        88,688    203,570  5,173
 Distance Division    1995   344,237   258,809  6,404             0        50,372    214,524  7,846
Michael B. Fuller(5)  1997   307,864   230,500  1,519       363,750        64,608    204,762 10,511
 President--Local     1996   269,485   298,808  1,569             0        28,720     87,851  7,612
 Telecommunications
 Division
Arthur B. Krause      1997   401,852   192,642  2,840             0        64,608    304,057 23,491
 Executive Vice       1996   373,581   670,321  3,787             0        52,200    153,437 16,302
 President--Chief     1995   349,172   271,518  8,614             0        36,420    204,099 16,134
 Financial Officer
Ronald T. LeMay       1997   602,966         0  9,944     8,896,817(6)  1,603,546    574,008  8,395
 President and        1996   700,002 1,684,142 71,975             0       269,531    315,615  9,321
 Chief Operating      1995   668,122   287,000 10,979             0       160,268    398,676 12,178
 Officer
D. Wayne Peterson(7)  1997   431,770    92,482  4,427             0       177,107    365,238 21,302
 Former President--   1996   389,355   738,212  7,890             0        64,337    193,364 14,567
 National Integrated  1995   344,129   382,485  6,198             0        48,935    213,519 14,729
 Services

-------
(1) Includes all amounts earned for the respective years, even if deferred under Sprint's Executive Deferred Compensation Plan. All bonuses were paid under Sprint's Management Incentive Plans.
(2) The value of the Restricted Stock Awards shown for 1997 is based on the closing prices of Sprint Common Stock on August 12, 1997 and October 30, 1997, the dates of grant for Messrs. Fuller and LeMay, respectively. As of December 31, 1997, Messrs. Esrey, Forsee, Fuller, Krause, LeMay and Peterson held 101,820; 19,801; 9,424; 10,000; 174,876 and 6,133 shares, respectively, of restricted stock. The shares had a market value of $5,969,198; $1,160,834; $552,482; $586,250; $10,252,106 and $359,547,
    respectively, at December 31, 1997, based on a value of $58.625 per share. Each of the Named Officers has the right to vote and receive dividends on the restricted shares.
(3) Consists of the following amounts for 1997: (a) $6,365 contributed on behalf of each of Messrs. Esrey, Forsee, Fuller, Krause, LeMay and Peterson as matching contributions under the Sprint Retirement Savings Plan; and (b) $32,515, $1,148, $4,146, $17,126, $2,030 and $14,937 for
    Messrs. Esrey, Forsee, Fuller, Krause, LeMay and Peterson, respectively, representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are at above-market rates.

(4) Includes the cost to Sprint of providing tax and financial services of $15,000, club memberships of $14,717 and automobile allowance of $18,000.
(5) Mr. Fuller became President--Local Telecommunications Division on October 8, 1996.
(6) When Mr. LeMay left Sprint to join Waste Management, Inc. last July, all of his unvested options to purchase Sprint stock and restricted Sprint shares were canceled. Upon Mr. LeMay's return to Sprint last October, he was granted restricted stock in amounts designed to place Mr. LeMay in the same economic position he was in before his leaving Sprint with respect to such options and restricted shares. These replacement grants included: (1) 14,876 shares that vest on March 31, 1999 to replace his canceled restricted stock, and (2) 100,000 shares that vest on April 30, 2000 to replace the unrealized gain on canceled Sprint stock options.
(7) Mr. Peterson resigned from his position as President--National Integrated Services on October 14, 1997.

OPTION GRANTS

  The following table summarizes options granted during 1997 under Sprint's stock option plans to the Named Officers. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Sprint Common Stock of five percent and ten percent over the term of the options, as set forth in Securities and Exchange Commission (SEC) rules. The Named Officers will realize no gain on these options without an increase in the price of Sprint Common Stock that will benefit all shareholders proportionately.

  Each option listed below has a reload feature. Unless otherwise indicated, vesting is accelerated in the event of a change in control if the change in control occurs at least one year after the grant date of the option. A change in control is deemed to occur if someone acquires 20% or more of the outstanding stock of Sprint or if there is a change of a majority of the Directors within a two-year period. No stock appreciation rights were granted during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF     % OF TOTAL                         ASSUMED ANNUAL RATES OF STOCK
                          SECURITIES     OPTIONS     EXERCISE                          PRICE
                          UNDERLYING    GRANTED TO   OR BASE              APPRECIATION FOR OPTION TERM(1)
                           OPTIONS      EMPLOYEES     PRICE   EXPIRATION ----------------------------------
NAME                     GRANTED (#)  IN FISCAL YEAR  ($/SH)     DTAE    0%        5%             10%
----                     ------------ -------------- -------- ---------- --- -------------- ---------------
William T. Esrey           160,000(2)      1.7%       $43.38   2/11/07   $ 0 $    4,364,529 $    11,060,573
                           100,810(3)      1.1%        43.38   2/11/07     0      2,749,926       6,968,852
                           151,899(4)      1.6%        43.38   2/11/07     0      4,143,547      10,500,562
                            91,179(5)      1.0%        44.94   3/15/05     0      1,942,564       4,646,788
                            32,295(5)      0.3%        44.94   2/17/05     0        680,621       1,624,906
                         1,000,000(6)     10.6%        47.94    6/9/07     0     30,147,636      76,400,029
                         1,000,000(7)     10.6%        47.94    6/9/07     0     30,147,636      76,400,029
Gary D. Forsee              55,000(2)      0.6%        43.38   2/11/07     0      1,500,307       3,802,072
                            38,354(3)      0.4%        43.38   2/11/07     0      1,046,232       2,651,358
                            66,456(4)      0.7%        43.38   2/11/07     0      1,812,807       4,594,009
                             3,588(5)      0.0%        55.28   2/16/00     0         23,748          49,034
                             8,217(5)      0.1%        55.28   2/15/01     0         79,746         168,787
                             4,897(5)      0.1%        55.28    3/9/03     0         81,178         181,152
Michael B. Fuller           40,000(2)      0.4%        43.38   2/11/07     0      1,091,132       2,765,143
                            24,608(3)      0.3%        43.38   2/11/07     0        671,265       1,701,116
Arthur B. Krause            40,000(2)      0.4%        43.38   2/11/07     0      1,091,132       2,765,143
                            24,608(3)      0.3%        43.38   2/11/07     0        671,265       1,701,116
Ronald T. LeMay            100,000(2)      1.1%        51.69   2/11/07     0      2,961,927       7,354,406
                            55,519(3)      0.6%        51.69   2/11/07     0      1,644,432       4,083,092
                           117,089(4)      1.2%        51.69   2/11/07     0      3,468,091       8,611,200
                            81,945(8)      0.9%        51.69   2/12/06     0      2,110,729       5,096,086
                            45,524(9)      0.5%        51.69   2/17/05     0      1,006,959       2,365,970
                           17,757(10)      0.2%        51.69   2/17/05     0        392,773         922,866
                           17,109(11)      0.2%        51.69   2/17/05     0        378,439         889,188
                           91,050(12)      1.0%        51.69   7/12/04     0      1,820,090       4,207,454
                           14,905(10)      0.2%        51.69    3/9/03     0        230,083         513,180
                           62,648(11)      0.7%        51.69   2/16/00     0        384,304         793,127
                           500,000(6)      5.3%        51.69    6/9/07     0     15,455,956      38,731,415
                           500,000(7)      5.3%        51.69    6/9/07     0     15,455,956      38,731,415
D. Wayne Peterson           40,000(2)      0.4%        43.38   2/11/07     0      1,091,132       2,765,143
                            32,076(3)      0.3%        43.38   2/11/07     0        874,979       2,217,368
                            56,329(4)      0.6%        43.38   2/11/07     0      1,536,560       3,893,944
                             6,850(5)      0.1%        46.63   2/17/05     0        150,037         358,304
                             5,095(5)      0.1%        46.63    3/9/03     0         79,984         181,205
                             6,475(5)      0.1%        46.63   2/16/00     0         45,723          95,753
                            28,247(5)      0.3%        54.47   2/11/04     0        556,324       1,273,134
                             2,035(5)      0.0%        54.47   2/16/00     0         13,404          27,691
All Stockholders(13)      343,323,103       --         46.14   2/11/07     0  9,962,473,482  25,246,863,815
Named Officers' gain as
 a %
 of All Stockholders'
 gain                             --        --           --        --                 0.08%           0.08%

--------
 (1) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Sprint Common Stock.

 (2) Twenty-five percent of this option became exercisable on February 11, 1998, and an additional 25% will become exercisable on February 11 of each of the three successive years.
 (3) This option was granted in lieu of a potential award under the LTIP for the three-year period ending on December 31, 1999. The option becomes exercisable on December 31, 1999 and is not immediately exercisable upon a change in control.
 (4) This option was granted under the Management Incentive Stock Option Plan (MISOP). Under the MISOP, the optionee elected to receive options in lieu of receiving a portion of his bonus under the management incentive compensation plans. The MISOP benefits Sprint by reducing the cash bonus paid to the executive. It further increases the percentage of compensation tied to stock ownership, in keeping with Sprint's philosophy to more closely align Stockholder and employee interests. This option became exercisable on December 31, 1997.
 (5) This option is a reload option. A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned Sprint Common Stock. A reload option grant is for the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of Sprint Common Stock on the date the reload option is granted. A reload option becomes exercisable one year from the date the original option was exercised.
 (6) This option becomes exercisable on June 9, 2002 only if the market value of Sprint Common Stock equals or exceeds $95.875 per share on any 30 trading days within a consecutive period of 45 trading days, all of which fall after June 9, 2001 and on or before June 9, 2002. Alternatively, if the market value of Sprint Common Stock equals or exceeds $95.875 per share on any 30 trading days within a consecutive period of 45 trading days, all of which fall after June 9, 2001 and on or before June 9, 2003, this option becomes exercisable on the last day of the 45-day period. If no such 45-day period occurs by June 9, 2003, the option will be forfeited. Upon a change in control, this option becomes exercisable for a fraction of the number of shares granted, the numerator of which is the number of months between the grant date and the date of the change in control and the denominator of which is 60.
 (7) This option becomes excisable on July 9, 2002. Upon a change in control, this option becomes exercisable for a fraction of the number of shares granted, the numerator of which is the number of months between the grant date and the date of the change in control and the denominator of which is 60.
 (8) One-third of this option became exercisable on February 12, 1998, and an additional one-third will become exercisable on February 12, 1999 and on February 12, 2000.
 (9) Fifty percent of this option became exercisable on February 17, 1998 and an additional 50% will become exercisable on February 17, 1999.
(10) This option became exercisable on November 15, 1997.
(11) This option becomes excisable on May 20, 1998.
(12) This option becomes excisable on July 12, 1999.
(13) The amounts shown as potential realizable value for all Stockholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of record, as of February 23, 1998, of Sprint Common Stock assuming a hypothetical option granted at $46.14 per share (the weighted average price of all options granted in 1997) on February 11, 1997 and expiring on February 11, 2007, if the price of Sprint Common Stock appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. Sprint will neither make nor endorse any prediction as to future stock performance.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table summarizes the net value realized on the exercise of options in 1997, and the value of the outstanding options at December 31, 1997, for the Named Officers.

        AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                              OPTIONS AT 12/31/97     OPTIONS AT 12/31/97(2)
                                                           ------------------------- -------------------------
                         SHARES ACQUIRED VALUE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ON EXERCISE (#)        ($)            (#)          (#)          ($)          ($)
                         --------------- ----------------- ----------- ------------- ----------- -------------
William T. Esrey........     330,544        $7,466,939       856,694     2,736,344   $21,732,707  $35,258,353
Gary D. Forsee..........      23,836           750,953       184,413       184,412     4,075,005    3,319,224
Michael B. Fuller.......      16,996           450,007       109,451        82,818     3,426,780    1,426,311
Arthur B. Krause........           0                 0       165,847       151,105     4,803,963    3,279,384
Ronald T. LeMay.........     368,155         6,112,173       149,751     1,453,795       954,663    9,267,943
D. Wayne Peterson.......     117,683         2,623,292        76,010       211,828     1,248,317    3,805,337

--------
(1) The value realized upon exercise of an option is the difference between the fair market value of the shares of Sprint Common Stock received upon the exercise, valued on the exercise date, and the exercise price paid.
(2) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of Sprint Common Stock at December 31, 1997 ($58.0625).

PENSION PLANS

  The following table reflects the estimated annual pension benefit payable to an individual retiring in 1998 at age 65. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not.

                              PENSION PLAN TABLE

                                    YEARS OF SERVICE(2)
                   -------------------------------------------------------------
REMUNERATION(1)       15           20           25           30           35
---------------    --------     --------     --------     --------     ---------
  $  500,000       $114,612     $152,816     $191,020     $229,224     $ 267,428
     700,000        161,112      214,816      268,520      322,224       375,928
     900,000        207,612      276,816      346,020      415,224       484,428
   1,100,000        254,112      338,816      423,520      508,224       592,928
   1,300,000        300,612      400,816      501,020      601,224       701,428
   1,500,000        347,112      462,816      578,520      694,224       809,928
   1,700,000        393,612      524,816      656,020      787,224       918,428
   1,900,000        440,112      586,816      733,520      880,224     1,026,928
   2,100,000        486,612      648,816      811,020      973,224     1,135,428

--------
(1) Compensation, for purposes of estimating a pension benefit, includes salary and bonus as reflected under Annual Compensation in the Summary Compensation Table on page 10. The calculation of benefits under the pension plans generally is based upon average compensation for the highest five consecutive years of the ten years preceding retirement.
(2) These amounts are straight life annuity amounts and would not be subject to reduction because of Social Security benefits. For purposes of estimating a pension benefit, the years of service credited are 33, 16, 23, 34, 24 and 40 years for Messrs. Esrey, Forsee, Fuller, Krause, LeMay and Peterson, respectively.

  In addition, Sprint has a Key Management Benefit Plan that permits a participant to elect a retirement benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement. More information on the plan is provided in the following section under "Employment Contracts."

EMPLOYMENT CONTRACTS

  Sprint has contingency employment agreements with Messrs. Esrey, Forsee, Fuller, Krause and LeMay which provide for separation pay and benefits if employment is involuntarily terminated following a change in control. A change of control is deemed to occur if someone acquires 20% or more of the outstanding voting stock of Sprint or if there is a change of a majority of the Directors within a two-year period. Benefits will include monthly salary payments for 35 months (or until the officer reaches age 65 if this occurs earlier) and three payments each equal to the highest short-term plus the highest long-term incentive compensation awards received during the three years preceding termination. In addition, life, disability, medical and dental insurance coverages will be provided for 35 months. For purposes of the Key Management Benefit Plan, an officer will be deemed to have remained a Key Executive (as defined in the plan) until age 60; interest will be credited under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. Retirement benefits will be determined assuming three years of additional service and no early retirement pension reduction will be imposed. If any excise tax is imposed by Section 4999 of the Internal Revenue Code, Sprint will make the executive whole with respect to any additional taxes due. The agreements are not intended as an anti-takeover provision but could discourage an attempt to acquire control of Sprint by increasing its cost.

  The Named Officers have each signed non-competition agreements with Sprint which provide that he will not associate himself with a competitor for an 18-month period following termination of employment. In addition, the agreements provide that each executive will receive 18 months of compensation and benefits following an involuntary termination of employment. In connection with Mr. Peterson's resignation as President--National Integrated Services last October, his non-competition agreement was amended to shorten his non-compete period to end on December 31, 1998. Until that date, Mr. Peterson will continue to receive his pay and benefits as an employee.

  Sprint has a Key Management Benefit Plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies prior to retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately prior to the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. At least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. Each Named Officer is a participant in the plan.

PERFORMANCE GRAPH

  The graph below compares the yearly percentage change in the cumulative total Stockholder return for Sprint Common Stock as compared with the S&P 500(R) Stock Index, the S&P(R) Telephone Utility Index and the S&P(R) Telecommunications (Long Distance) Index, for the five-year period from December 31, 1992 to December 31, 1997. The companies which comprise the S&P Telephone Utility Index are ALLTEL Corp., Ameritech, Inc., Bell Atlantic Corp., BellSouth, Frontier Corp, GTE, SBC Communications, Inc. and U.S. West, Inc. The companies which comprise the S&P Telecommunications (Long Distance) Index are AT&T Corp., MCI Communications, Sprint and WorldCom, Inc.

                                     LOGO

                          1992       1993       1994       1995       1996       1997
                          ----       ----       ----       ----       ----       ----
  Sprint                 100.00     140.20     115.49     169.83     212.51     317.77
  S&P 500                100.00     109.92     111.34     152.66     187.28     249.28
  S&P (Long Distance)    100.00     113.16     103.21     138.74     143.09     201.83
  S&P Telephone          100.00     115.35     110.74     165.35     166.64     231.64


CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  Mr. Ausley is Chairman of the law firm of Ausley & McMullen, which provided legal services to certain affiliates of Sprint in 1997 for which it billed $288,430.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Sprint's Directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Sprint Common Stock and other equity securities of Sprint. Directors and executive officers are required by SEC regulations to furnish Sprint with copies of all Section 16(a) reports they file.

  To Sprint's knowledge, based solely on review of the copies of such reports furnished to Sprint and written representations that no other reports were required, during 1997 all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with, except that a Form 3, Initial Statement of Beneficial

Ownership of Securities, for Mr. LeMay (required when he returned to Sprint after his resignation as Chairman and Chief Executive Officer of Waste Management, Inc. last October) was filed three days late.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholder proposals for the 1999 Annual Meeting of Stockholders of Sprint must be received by the Corporate Secretary at Sprint's principal office, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, no later than November 10, 1998.

                      II. PROPOSAL TO ADOPT AMENDMENTS TO
                       THE EMPLOYEES STOCK PURCHASE PLAN

                            (Item 2 on Proxy Card)

  In 1988, the Stockholders approved the 1988 Employees Stock Purchase Plan (the ESPP). In 1994, the Stockholders approved an amendment to the ESPP increasing the number of shares of Sprint Common Stock reserved for issuance under the plan and making certain other changes to the plan. At its meeting on December 9, 1997, the Board of Directors approved amendments making extensive changes to the plan and recommended that the ESPP, as so amended, be submitted to the Stockholders at the Annual Meeting for their approval. If approved by the Stockholders, the ESPP, as amended and restated, will be effective for the 1998 offering and subsequent offerings.

SUMMARY OF AMENDMENTS

  The amendments will:

    1. Increase the number of shares authorized for issuance under the plan to a total of 20 million shares, an increase of approximately 2.1 million shares.

    2. Permit participants to elect a percentage of compensation (defined by the ESPP to include base salary and incentive compensation), up to a maximum of 75% of compensation, to be used to purchase Sprint Common Stock. Previously, participants elected the number of shares (between 10 and 2,000) that they could purchase during the purchase period for an offering.

    3. Reduce the length of the purchase period for an offering from twenty-four months to twelve months.

    4. Require that Sprint Common Stock be automatically purchased and issued to participants at quarterly intervals; the number of shares purchased each quarter will be the number that can be purchased at the offering price with the cash that has been withheld from the participant's compensation during the quarter. Previously, a participant could elect to receive his cash back (with interest) instead of receiving Sprint Common Stock and shares of Sprint Common Stock were usually not issued until the end of the twenty-four month purchase period, although a participant could elect to leave the plan early and either receive his cash back (with interest) or purchase the number of shares that could be purchased at the offering price with the cash that had been paid into the plan by the participant at the time of withdrawal.

    5. Require that all purchases be made out of payroll deductions; a participant may no longer make separate cash payments to the plan.

    6. Eliminate the payment of interest on cash paid into the plan. Previously, the Board of Directors set an interest rate for each offering and cash paid into the plan earned interest at that rate.

  The ESPP, restated to incorporate the amendments adopted by the Board of Directors, is set forth in Exhibit A attached to this Proxy Statement and reference is made to such Exhibit for a complete statement of its terms and provisions.

SUMMARY OF OTHER PLAN PROVISIONS

  Under the ESPP, the Board of Directors is authorized to offer to all eligible employees of Sprint and its subsidiaries the right to elect to purchase shares of Sprint Common Stock at the prices set forth in the next paragraph. No employee may purchase more than 1,000 shares of Sprint Common Stock during any single offering. In addition, the maximum number of shares which any employee may purchase in an offering is limited by the fact that the value of the stock to be purchased may not accrue at a rate which exceeds $25,000 in any calendar year. If the market price of Sprint Common Stock is $60 on May 15, 1998, then the maximum number of shares that any employee could purchase in the 1998 offering would be 416 shares. If the total number of shares which are to be granted on the date of grant for an offering exceeds the shares available, the available shares will be allocated among participating employees. Following termination of the 1996 offering, which will be concluded at the end of June 1998, approximately 8.5 million shares of Sprint Common Stock will be available for future offerings under the ESPP if the plan, as amended, is approved. It is anticipated that this will be sufficient shares for five to six 12-month offerings. There is no specified date of termination of the ESPP; however, its duration is limited by the maximum number of shares that may be sold pursuant to the plan.

  The price for shares purchased under each offering will be 85% of the average market price of Sprint Common Stock (such average market price being defined by the ESPP to be the average of the high and low price for composite transactions as published by major newspapers) on the date of grant or the date of exercise of the option, whichever is lower. On February 23, 1998, the high and low prices of Sprint Common Stock were $61 9/16 and $59 15/16, respectively.

  The Subscription Period for the 1998 Offering will be from June 1 to June 30 and the twelve month purchase period will begin July 1.

AWARDS UNDER THE PLAN

  It is not possible to determine the number of shares that may be purchased by each participant in the ESPP; however, the maximum number of shares which any employee may purchase in an offering is limited in the manner described above.

  Set forth below are the number of shares of Sprint Common Stock underlying options that were elected in the 1996 offering under the plan (which had a twenty-four month purchase period) by the persons and groups identified.

                                                              NUMBER OF SHARES
                                                                 UNDERLYING
NAME AND POSITION                                             OPTIONS ELECTED
-----------------                                             ----------------
William T. Esrey.............................................        1,162
 Chairman and Chief Executive Officer
Gary D. Forsee...............................................        1,000
 President--Long Distance Division
Michael B. Fuller............................................          700
 President--Local Telecommunications Division
Arthur B. Krause.............................................        1,162
 Executive Vice President--Chief Financial Officer
Ronald T. LeMay..............................................            0
 President and Chief Operating Officer
D. Wayne Peterson............................................        1,162
 Former President--National Integrated Services
All current executive officers as a group....................       13,820
All current Directors who are not executive officers as a
 group.......................................................            0(1)
All employees who are not executive officers as a group......    2,741,024

--------
(1) Outside Directors cannot participate in the ESPP.

TAX ASPECTS OF THE PLAN

  The ESPP is an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Options issued under the plan will qualify for special tax treatment. No income is recognized at the time the option is granted; the recognition of gain is deferred until stock is disposed of. If stock is disposed of after being held for the required period (one year from date of purchase and two years from the date of the grant of the option), the employee will recognize ordinary income to the extent of the excess of the fair market value of the stock on the grant date or the date of disposition, whichever is less, over the option price. Any further gain is a capital gain. Any loss is treated as a capital loss. There will be no tax effect on Sprint under these circumstances.

  If the stock is sold before the requisite holding period expires, the employee must recognize additional ordinary income. This ordinary income is reported as wages on the employee's Form W-2. The amount to be treated as ordinary income is the difference between the fair market value on the date of exercise of the option and the option price. Any further gain is a capital gain. If the selling price is less than the value of the stock at the time of exercise, the ordinary income amount remains the same and a capital loss is recognized. The early disposition of the stock entitles Sprint to a deduction to the extent that any gain to the employee is treated as ordinary income.

VOTE REQUIRED FOR APPROVAL

  Adoption of this proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. If not approved by the Stockholders, the Board of Directors may continue to make offerings available to eligible employees under the terms of the plan before the amendments were adopted at the December 9, 1997 Board meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE EMPLOYEES STOCK PURCHASE PLAN, AS AMENDED.

                    III. SELECTION OF INDEPENDENT AUDITORS

                            (Item 3 on Proxy Card)

  The Board of Directors of Sprint has voted to appoint Ernst & Young LLP as independent auditors to examine the consolidated financial statements of Sprint and its subsidiaries for the fiscal year 1998, subject to approval of the Stockholders at the Annual Meeting.

  Ernst & Young has examined the financial statements of Sprint since 1965. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is necessary for the approval of the appointment of Ernst & Young as independent auditors. If the appointment of Ernst & Young is not approved at the Annual Meeting, the Board of Directors will consider the selection of another accounting firm.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT.

                           IV. STOCKHOLDER PROPOSALS

              A. STOCKHOLDER PROPOSAL CONCERNING RETIREMENT PLAN
                             FOR OUTSIDE DIRECTORS

                            (Item 4 on Proxy Card)

  The International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, beneficial owners of 40,602 shares of Sprint Common Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

  BE IT RESOLVED: That the shareholders of Sprint Corporation ("Company") request that the Board of Directors, in the future, refrain from providing pension or other retirement benefits to non-employee or outside Directors, unless such benefits are specifically submitted to the shareholders for approval.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL A

  The Board of Directors play a vital and independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the Company (the owners) who elect them, and not to management.

  We believe however, that certain business or financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is particularly critical for so-called outside or independent Directors who should bring a certain arms-length objectivity to Board deliberations. According to the Company's most recent proxy statement, in December 1996, the Company eliminated the old outside director's retirement plan and replaced it with a "Phantom Share Plan." Under this plan, the outside directors will receive the cash equivalent of Sprint stock, which is then placed in the Deferred Directors Fee Plan, just another form of pension.

  When this issue was raised at the 1997 stockholders meeting, Mr. Esrey disputed that the new plan was a "Phantom Share Plan." His staff then informed him that it was, and the reason they chose this method of providing pay to the outside directors instead of "Real Stock" was that they would have to seek stockholder approval for the stock grants. Could stockholder approval be the real problem? Our resolution received a favorable 27% vote, even though Sprint claimed to have eliminated their pension plan.

  Non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise. We are of the opinion that additional layers of compensation in the Director's base compensation has a detrimental effect of compromising their independence and impartiality. It is our view that such generous and unnecessary extra compensation for outside Directors of the Company is management's way of assuring their unquestioning loyalty and acquiescence to whatever policy management initiates. Accordingly, when viewed from this perspective, these types of retirement benefits become yet another device to enhance and entrench management's control over corporate policy. While at the same time being accountable only to themselves and not to the Company's owners. We believe that this additional layer of compensation to the Directors may influence their ability to exercise that degree of independence from management, which is critical to the proper functioning of the Board.

  Our concern is to maximize the ability of Board of Directors to act in the shareholder's interest. We feel that the long-term best interest of the Company is not well served by this type of retirement policy. Most major corporations have eliminated Outside Director Pension Plans. It is time Sprint follows their lead. The vast majority of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment, and they need not be "double-dipping" this Company or any other.

  We urge you to vote FOR this Proposal.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL A

  Providing outside directors with pension benefits has become a subject of much controversy. Opponents of these arrangements argue that the pensions are excessive and compromise director independence. While the Board believes Sprint's Retirement Plan for Outside Directors was neither excessive nor compromised Director independence, the Board took action in 1996 to eliminate the controversy. Specifically, Sprint's Retirement Plan for Outside Directors has been closed to new participants who were not vested in the plan at that time. For current Directors who are vested in the plan, Sprint will keep its commitment to provide the benefit.

  Sprint provides a compensation package for its Directors that is described on page 6 of the Proxy Statement. The compensation package for new Directors, who will not receive a benefit under the Retirement Plan for Outside Directors, includes a grant of 2,500 share units in the Directors' Deferred Fee Plan that vest, in part, after five years of Board service. Because the share units derive their value from Sprint Common Stock (and from an economic standpoint are no different than owning Sprint common stock), that component of the new Director's compensation is directly tied to how Sprint stock fares during the Director's tenure. This is in keeping with the recommendation of the Report of the National Association of Corporate Directors Blue Ribbon Commission on Director Compensation to increase the use of equity-based compensation for non-employee directors.

  The Board believes that Sprint's existing compensation package for Outside Directors, which is designed to attract and retain experienced, able and knowledgeable Directors, is in the best interests of Sprint and its Stockholders.

  Accordingly, the Board of Directors recommends that the Stockholders vote AGAINST this Proposal.

                      B. STOCKHOLDER PROPOSAL CONCERNING
                                 STOCK OPTIONS

                            (Item 5 on Proxy Card)

  The Teamsters Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, D.C, 20001, beneficial holders of 16,400 shares of Sprint Common Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

  PROPOSAL: That shareholders urge that no future option plans be adopted, or existing option plans be amended, to allow options to be issued for exercise prices below those of any options that were outstanding at any time during the year immediately preceding the grants of the new options.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL B

  Sprint's proxy notes that the Compensation Committee "believes stock options more closely align stockholder and employee interests by focusing executives on long-term growth and profitability of Sprint and its common stock."

  But, many shareholders believe that this is only the case when there is no possibility of option repricing.

  Repricing is the practice of allowing "under water" options to be traded back in for better options. Stock options are granted to tie executive compensation with company performance and align shareholder interests with those of senior management. However, if there are no consequences for poor performance, the options do not serve this purpose. If Sprint has a bad year, will directors untie that connection between performance and pay? Shareholders deserve a guarantee that they will not.

  Sprint executives are already well paid. In April 1997, Business Week compiled an Executive Compensation Scorecard, comparing compensation of top executives to both shareholder return and corporate profit with other industry peers. In both categories Sprint scored a 4 (with 1 as the best possible score and 5 as the worst.) Sprint's top executives were in the bottom third of their peers in terms of what they gave shareholders for their money.

  Executives need to be held accountable for poor performance, and certainly not rewarded for it.

  For the above reasons we urge you to vote for this proposal.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL B

  The Board believes the interests of Sprint and its Stockholders are best served by Sprint's existing stock option plans. Options are designed to align the interests of employees with the interests of Stockholders. The ability to grant options at market price is a key component in attracting and retaining officers and other key employees. The proposal would significantly reduce Sprint's ability to use this form of compensation.

  Options usually have a term of 10 years and often remain outstanding until near the end of their term. Consequently, if the proposal were adopted, no option could be granted with an exercise price lower than the highest market price of Sprint stock on the date any option was granted during the previous ten-year period. Such a limitation could severely limit Sprint's ability to attract and retain key employees.

  The proponent states incorrectly that there are no consequences to an option holder for poor performance. Under the 1997 Long-term Stock Incentive Program approved by the Stockholders last year, options cannot be granted at prices less than fair market value. Therefore, Sprint employees realize no gain on options without an increase in the price of Sprint Common Stock that will benefit all Stockholders.

  The proponent's statement in support focuses on a different issue, namely repricing of existing options. Sprint does not reprice outstanding options. Also, because repricing is a concern to investors, the Securities and Exchange Commission requires specific disclosures in a company's proxy statement when a company reprices outstanding options for a named executive officer. The disclosures not only require tabular information on repricing over the last ten years, but also require a discussion of the reasons for repricing the options. Because Sprint does not reprice options, no such disclosures have been required in Sprint's Proxy Statements.

  With respect to the proponent's comments relating to the performance of Sprint executives in creating Stockholder value, reference is made to the performance graph contained on page 16 of this Proxy Statement. The graph shows the total cumulative return for Sprint Stockholders exceeding that of both industry and broad market indexes.

  Accordingly, the Board of Directors recommends that the Stockholders vote AGAINST this Proposal.

                C. STOCKHOLDER PROPOSAL CONCERNING COMPENSATION
           AGREEMENTS CONTINGENT UPON A CHANGE IN CONTROL OF SPRINT

                            (Item 6 on Proxy Card)

  George Speight, 3959 Cordiality Church Road, Nashville, North Carolina 27856, beneficial owner of more than 671 shares of Sprint Common Stock, has given notice of his intention to introduce the following resolution at the Annual Meeting:

    Resolved, that Sprint Corporation Board of Directors should adopt a policy against making any future compensation awards to the officers and directors of this Corporation, which are contingent on a change of control of the corporation, unless such compensation awards are submitted to a vote of the shareholders and approved by a majority of the votes cast.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL C

  Golden parachutes are lucrative compensation awards, which are provided to senior executives. Sprint has golden parachutes that are contingent on a change of control, which by definition occurs if someone acquires 20% or more of the outstanding stock voting stock, or if there is a change of majority of the directors within a two-year period.

  Golden parachutes have been provided for Messrs. Esrey, Forsee, Krause and LeMay, but none of these golden parachutes have the approval of the shareholders. The amounts to be paid out would be calculated by computing an amount equal to approximately three times the sum of the annual salary, short-term incentive compensation, and long-term incentive compensation including the value of stock option awards.

  We believe that these golden parachutes are excessive, particularly in view of the fact that they include a multiplier for stock option awards. For example, Sprint's 1997 proxy statement reflects that CEO William Esrey received $987,500 in salary and $597,948 through the long term incentive plan, which implies a base golden parachute payment of $4.67 million if the payment were made in 1997, and the potential for larger amounts in later years.

  When the multiplier for stock options is included, there is the potential for truly astronomical payouts. For example, if we consider the options that Mr. Esrey was awarded during 1996, assume a 10% annual price appreciation over the term of the option as the Sprint proxy statement does, the additional payout to Mr. Esrey could amount to as much as three times $19.7 million, or nearly $60 million more. Total payments to all four executives could amount to $125 million. The actual payments could be more, or less, depending on the way the stock options are valued.

  In our view, a conflict of interest is created when executives are awarded special compensation that is to be paid only in the event of a future merger or acquisition. Such awards provide management with a personal financial incentive to perform their duties in a way that might be detrimental to shareholder interests.

  Management's first priority should be to maximize shareholder value. However, actions that might temporarily diminish or restrain the growth of shareholder value may make the company look more attractive as the potential target of a merger or acquisition. Management may also be tempted to support a merger or acquisition proposal without seeking a better deal for shareholders. In the alternative, excessive golden parachutes may also deter a takeover attempt. Sprint's 1997 proxy statement notes that "the agreements are not intended as an anti-takeover provision but could discourage an attempt to acquire control of Sprint by increasing its cost."

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL C

  The Board of Directors believes that arrangements for executive management that provide reasonable contingent benefits upon a change in control serve the best interests of Sprint and its Stockholders.

  During a takeover bid for the Company, the Board believes that these agreements provide financial security against possible job loss, allowing executive management to assess a takeover bid objectively and to advise the Board whether the bid is in the best interests of Sprint and its Stockholders. As a lengthy period may elapse from the time a change in control is proposed until it is completed, such arrangements also discourage an exodus of talent and leadership at such a critical period of time, thereby protecting Stockholder value.

  The proponent suggests that these agreements may create a conflict of interest whereby executives will support a merger or acquisition proposal presumably to gain severance benefits. However, Sprint's agreements allow an executive to claim a payment only under limited circumstances. Even though a change in control may occur, payments will be made only to executives who are terminated without cause or who resign due to a substantial diminution in responsibilities, authority or compensation. Because the executives do not control the conditions that give rise to a severance payment under the agreements, they are not encouraged to support a takeover of Sprint solely to obtain severance benefits.

  In the proponent's statement in support of his proposal, the proponent expresses concern with respect to the valuation of stock option awards upon a change of control. The proponent's statement incorrectly describes the use of a "multiplier" in calculating the value of stock options upon a change in control. The proponent indicates that the use of the multiplier for stock options results in what the proponent describes as "truly astronomical payouts". These statements are inaccurate and misleading. In fact, these agreements do not provide for any benefits based on the value of stock options. Consequently, the potential payout amounts described in the proponent's statement are grossly overstated.

  Accordingly, the Board of Directors recommends that the Stockholders vote AGAINST the proposal.

                  V. OTHER MATTERS TO COME BEFORE THE MEETING

  No other matters are intended to be brought before the meeting by Sprint nor does Sprint know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

                                          By order of the Board of Directors
                                                Don A. Jensen
                                             Vice President and
                                                  Secretary

March 10, 1998

  A COPY OF SPRINT'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997, WILL BE SENT TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS DEPARTMENT, P.O. BOX 11315, KANSAS CITY, MISSOURI 64112.

                                                                      EXHIBIT A

                         EMPLOYEES STOCK PURCHASE PLAN
                             AMENDED AND RESTATED
                       FOR 1998 AND SUBSEQUENT OFFERINGS

1. PURPOSE

  The purpose of this Employees Stock Purchase Plan is to encourage and enable eligible employees of Sprint and its Subsidiaries to acquire proprietary interests in Sprint through the ownership of Common Stock in order to establish a closer identification of their interests with those of Sprint by providing them with another and more direct means of participating in its growth and earnings which, in turn, will provide motivation for participating employees to remain in the employ of and to give greater effort on behalf of Sprint. It is the intention of Sprint to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2. DEFINITIONS

  The following words or terms, when used herein, shall have the following respective meanings:

    (a) "Account" shall mean the funds accumulated with respect to an individual Employee as a result of deductions from his paycheck for the purpose of purchasing Common Stock under this Plan. The funds allocated to an Employee's Account shall remain the property of the respective Employee at all times but may be commingled with the general funds of Sprint.

    (b) "Average Market Price" shall mean the average of the high and low prices of the Common Stock for composite transactions as published by major newspapers for the date in question or, if no trade of the Common Stock so published shall have been made on that date, the next preceding date on which there was a trade of Common Stock so published.

    (c) "Board" shall mean the Board of Directors of Sprint.

    (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (e) "Committee" shall mean the Organization, Compensation and Nominating Committee of the Board unless the Board designates another committee consisting of three or more members of the Board who are not eligible to participate in this Plan.

    (f) "Compensation" shall mean compensation, as such term is defined from time to time in the Sprint Retirement Savings Plan for purposes of Pre-Tax Contributions (as defined in such plan) without regard to any limitations imposed by such plan under Section 401(a)(17) of the Code.

    (g) "Date of Grant" shall mean, with respect to each offering under the Plan, the 15th day of May (or the business day immediately preceding such date if May 15 falls on a Saturday, Sunday or a legal holiday) immediately before the beginning of the Subscription Period for the offering. A different date may be set by resolution of the Board.

    (h) "Date of Exercise" shall mean the date on which Options shall be deemed exercised, which shall be the last business day of each calendar quarter in a Purchase Period. Different dates may be set by resolution of the Board.

    (i) "Eligible Employee" or "Employee" shall mean all persons employed by Sprint or a participating Subsidiary on the Date of Grant; provided, however, persons whose customary employment is for less than twenty hours per week or for not more than five months in any calendar year shall not be an "Employee" or an "Eligible Employee" as those terms are used herein; and provided further that the Committee may determine, as to any offering under this Plan, that the offer will not be extended to highly compensated employees (within the meaning of Section 414(q) of the Code or any successor Code section). An individual who is on sick leave or other company approved leave on the Date of Grant and who otherwise is an Eligible Employee may enroll in an offering under the Plan; provided, however, if on the Date of Grant such leave has exceeded a period of 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the individual shall not be permitted to enroll.

    (j) "ESPP Broker" shall have the meaning assigned in Section 14(a).

    (k) "Local Plan Administrator" shall mean the person designated by the employer company to assist that company's Employees in Plan matters.

    (l) "Option" or "Options" shall mean the right or rights granted to Eligible Employees to purchase Common Stock under an offering made under this Plan.

    (m) "Plan" shall mean this Employees Stock Purchase Plan, as amended.

    (n) "Plan Administrator" shall mean the individual or individuals appointed under Section 4 to carry out certain administrative duties with respect to the Plan.

    (o) "Purchase Period" shall mean, with respect to each offering under the Plan, the period from and including the first business day in July of each year through the last business day of June of the following year. A different Purchase Period may be set by resolution of the Board. The Purchase Period relates to the period during which payroll deductions for payment for stock purchased under an offering under this Plan are made.

    (p) "Shares," "Stock" or "Common Stock" shall mean shares of $2.50 par value common stock of Sprint.

    (q) "Subscription Period" shall mean, with respect to each offering under the Plan, the period of time from the first business day of June through the last day of June immediately preceding the Purchase Period for the offering. A different Subscription Period may be set by resolution of the Board.

    (r) "Sprint" shall mean Sprint Corporation, a Kansas corporation, or its successor.

    (s) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting securities are held by Sprint or by Sprint together with one or more of its Subsidiaries whether or not such corporation now exists or is hereafter organized or acquired by Sprint or a Subsidiary.

3. NUMBER OF SHARES UNDER THE PLAN

  A total of 20 million shares of Common Stock may be sold to Eligible Employees under this Plan. These may be newly issued Shares or may be Shares purchased for the Plan on the open market or from private sources, at the option of Sprint. Such Shares may be sold pursuant to one or more offerings under the Plan. With respect to each offering, the Board of Directors will specify the Subsidiaries participating in the offering and such other terms and conditions not inconsistent with this Plan as may be necessary or appropriate.

  In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of Common Stock, the Board may make such adjustment, if any, as it may deem appropriate in the number, kind, and the Option price of Shares available for purchase under the Plan, and in the number of Shares which an Employee is entitled to purchase.

4. ADMINISTRATION OF THE PLAN

  This Plan shall be administered by the Committee. The Committee is vested with full authority to make, administer and interpret such equitable rules and regulations regarding this Plan as it may deem advisable. Its determinations as to the interpretation and operation of this Plan shall be final and conclusive.

  To aid in administering the Plan, the Board or the Committee shall appoint a Plan Administrator and the Committee shall allocate to the Plan Administrator certain limited responsibilities to carry out the directives of the Committee in all phases of the administration of the Plan.

  Sprint will pay all expenses incident to establishing and administering the Plan and purchasing or issuing Shares.

5. PARTICIPATION; PAYROLL DEDUCTIONS

  (a) An Eligible Employee may become a participant by enrolling during the Subscription Period in the manner prescribed by the Plan Administrator.

  (b) Payroll deductions for a participant shall commence with the first payday in the Purchase Period for an offering and shall end with the last payday during the Purchase Period for such offering or until the Employee terminates employment or terminates his participation in the offering as provided in Section 9.

  (c) As part of his enrollment, the participant shall elect to have deductions made from his pay on each payday during the time he is a participant in an offering at a percentage (in whole numbers) of his Compensation, up to a maximum of 75% of Compensation. Payroll withholding in excess of the percentage designated by a participant is permitted in order to adjust for delays or mistakes in the processing of enrollments. If a participant's pay on any payday is insufficient, after all other payroll deductions, to withhold the percentage of Compensation elected by such participant, the deduction for this Plan shall be the amount remaining after such other payroll deductions are taken.

  (d) All payroll deductions made for a participant shall be credited to his Account under the Plan. A participant may not make any separate cash payment into such Account nor may payment for Shares be made other than by payroll deduction.

  (e) A participant may discontinue his participation in an offering as provided in Section 9, but may not otherwise alter the rate of his payroll deductions for that offering.

6. GRANTING OF OPTION

  On the Date of Grant for an offering, this Plan shall be deemed to have granted to each participating Employee an Option for as many full Shares as he will be able to purchase with the payroll deductions credited to his Account during the Purchase Period for that offering. Notwithstanding the foregoing, no Employee may purchase more than 1,000 shares of Common Stock during any single offering; provided, further, that no Employee shall be granted an Option to purchase Shares under this Plan if such Employee, immediately after such Option is granted, owns stock (applying the rules of Section 424(d) of the Code) or holds Options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of Sprint or of any of its Subsidiaries; provided, further, that no Employee may be granted an Option to purchase Shares which permits his rights to purchase stock under all employee stock purchase plans of Sprint to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the stock determined as of the date the Option to purchase is granted.

  If the total number of Shares for which Options are to be granted on any Date of Grant exceeds the number of Shares then available under the Plan (after deduction of all Shares for which Options have been exercised or are then outstanding), Sprint shall make a pro rata allocation of the Shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and each Employee affected thereby shall be given written notice of such reduction.

  All Shares included in any offering under this Plan in excess of the total number of Shares purchased in such offering shall be available for inclusion in any subsequent offering under this Plan.

7. PURCHASE PRICE

  The Option price per Share shall be the lower of:

    (a) 85% of the Average Market Price for a Share of Common Stock on the Date of Grant; or

    (b) 85% of the Average Market Price for a Share of Common Stock on the Date of Exercise.

8. EXERCISE OF OPTION

  Each Employee who has sufficient funds in his Account on a Date of Exercise to purchase at least one full share of Common Stock shall be deemed to have exercised his Option on such date and shall be deemed to have purchased from Sprint such number of full shares of Common Stock reserved for the purpose of the Plan as the balance in his Account on the Date of Exercise will pay for at the Option price. Unless the Employee has terminated employment or participation in the offering, the balance in his Account not used to purchase Common Stock shall be used for Option exercises on the next Date of Exercise in the Purchase Period.

9. TERMINATION OF PARTICIPATION

  An Employee may terminate participation in an offering, in whole but not in part, at any time prior to the end of the Purchase Period for such offering. To terminate participation, an Employee must deliver a notice to his Local Plan Administrator in the manner prescribed by the Plan Administrator. As soon as practicable after receipt of such notice, the Local Plan Administrator shall stop the Employee's payroll deductions provided for in Section 5. The balance in the Employee's Account shall be used for Option exercises on the next Date of Exercise. Any funds remaining in the Employee's Account after such Option exercises will be paid to the Employee as soon as practicable after the Date of Exercise.

10. TERMINATION OF EMPLOYMENT

  Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the balance in the Account of a participating Employee shall be used for Option exercises on the next Date of Exercise. Any funds remaining in the participant's Account after such Option exercises will be paid to the Employee as soon as practicable after the Date of Exercise.

11. AUTOMATIC RE-ENROLLMENT

  For each offering subsequent to the 1998 offering, each participant in an offering who is still an Eligible Employee shall automatically be re-enrolled in the next offering at the same percentage of Compensation in effect at the last day of the Purchase Period immediately preceding such next offering (if such an offering is authorized by the Board). If the Employee wants to change his payroll deductions in the new offering, he must re-enroll in the new offering during the Subscription Period for the new offering. If an Employee does not want to participate in the new offering, he must affirmatively elect not to participate in the new offering during the Subscription Period for the new offering.

  The balance in the Employee's Account at the end of an offering not used to purchase Common Stock shall be refunded to him. Upon termination of the Plan the balance in each Employee's Account not used to purchase Common Stock shall be refunded to him.

12. INTEREST

  No interest will be paid or allowed on any money in the Accounts of participating Employees.

13. RIGHTS TO PURCHASE SHARES NOT TRANSFERABLE

  No Employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his Account or any rights with regard to the exercise of an Option or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the Employee. Any such action taken by the Employee shall be null and void.

14. RIGHTS AS STOCKHOLDER AND EVIDENCE OF STOCK OWNERSHIP

  (a) An Employee will not become a stockholder, and will have no rights as a stockholder, with respect to Shares being purchased under this Plan until after his Option is exercised and the Shares have been issued by Sprint. Promptly following each Date of Exercise, the number of shares of Common Stock purchased by each participant shall be deposited into an account established in the participant's name at a stock brokerage or other financial services firm designated by Sprint (the "ESPP Broker").

  (b) A participant shall be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the Shares in his ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the Shares, the Shares must remain in the participant's account at the ESPP Broker until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to Shares for which the Section 423(a) holding period has been satisfied, the participant may move those Shares to another brokerage account of participant's choosing or request that a stock certificate be issued and delivered to him.

  (c) A participant who is not subject to payment of U.S. income taxes may move his Shares to another brokerage account of his choosing or request that a stock certificate be issued and delivered to him at any time, without regard to the satisfaction of the Section 423(a) holding period.

15. APPLICATION OF FUNDS

  All funds received by Sprint in payment for Shares purchased under this Plan may be used for any valid corporate purpose.

16. COMMENCEMENT OF PLAN

  This Plan commenced on the first day of June, 1988. This Plan as amended and restated is effective for the 1998 and subsequent offerings.

17. GOVERNMENTAL APPROVALS OR CONSENTS; AMENDMENTS OR TERMINATION

  This Plan and any offering and sales to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith.

  The Plan shall terminate on the effective date of a merger or consolidation in which Sprint is not the surviving corporation, if such merger or consolidation is not between or among corporations related to Sprint. If such event occurs during a Purchase Period for an offering, the last Date of Exercise shall be the last such date occurring prior to the date of termination of the Plan. Any payroll deductions placed in an Employee's Account after such last Date of Exercise will be refunded to the Employee.

  The Board may terminate the Plan or make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of Counsel for Sprint, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state; or for any other reason provided that no termination or amendment may adversely affect the rights of any participant in any offering already commenced, nor may any amendment require the sale of more Shares than are authorized without prior approval of Sprint's stockholders.

18. NOTICES

  All notices or other communications by a participant to Sprint under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Sprint at the location, or by the person, designated for the receipt thereof.

                               SPRINT CORPORATION

                  P.O. BOX 11315, KANSAS CITY, MISSOURI 64112

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                               ON APRIL 21, 1998

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS
                                  4, 5 AND 6.

  The undersigned hereby appoints W.T. Esrey, J.R. Devlin and A.B. Krause, and each of them, with full power of substitution as proxies, to vote all the shares of Common and Preferred Stock of Sprint Corporation (Sprint) which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders to be held April 21, 1998, and any adjournment thereof, upon the matters set forth on the reverse side, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

  THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF THIS CARD IS SIGNED AND RETURNED WITHOUT SPECIFICATIONS, YOUR SHARES WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4, 5 AND 6. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

  1. To elect the nominees listed below, and each of them, as Directors of Class III; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.
              WILLIAM T. ESREY, LINDA KOCH LORIMER, STEWART TURLEY

NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).
           [_] FOR ALL NOMINEES   [_] WITHHOLD   [_] FOR ALL EXCEPT

  2. To approve amendments to the 1988 Employees Stock Purchase Plan.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

  3. To approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1998.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

--------------------------------------------------------------------------------

  4. Stockholder proposal concerning retirement plan for outside Directors.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

  5. Stockholder proposal concerning stock options.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

  6. Stockholder proposal concerning compensation agreements contingent upon a change in control of Sprint.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN


                                            --------------------------


                                            --------------------------


                                            --------------------------
                                            SIGNATURE(S)          DATE

                                            Please sign exactly as
                                            name appears. If shares
                                            are held jointly, any one
                                            of the joint owners may
                                            sign. Attorneys-in-fact,
                                            executors,
                                            administrators, trustees,
                                            guardians or corporation
                                            officers should indicate
                                            the capacity in which
                                            they are signing. PLEASE
                                            SIGN, DATE, AND MAIL THIS
                                            PROXY PROMPTLY whether or
                                            not you expect to attend
                                            the meeting. You may
                                            nevertheless vote in
                                            person if you do attend.

     You are entitled to direct the voting of the total number of shares of Common Stock of Sprint allocated to your accounts through February 23, 1998, the record date for voting at the April 21, 1998, Stockholders Meeting. Your accounts are held within one or more of the following plans: (a) the Sprint Retirement Savings Plan (including TRASOP), (b) the Sprint Retirement Savings Plan for Bargaining Unit Employees, (c) the Centel Retirement Savings Plan for Bargaining Unit Employees, (d) the Centel Employees' Stock Ownership Plan, (e) the 360(degrees) Communications Company Retirement Savings Plan, and (f) the Global One Retirement Savings Plan. The Centel Employees' Stock Ownership Plan, the Centel Retirement Savings Plan for Bargaining Unit Employees, and the 360(degrees) Communications Company Retirement Savings Plan each provide for the trustees to vote all Sprint shares held in the trusts for which they do not receive voting instructions in the same proportions as they vote the Sprint stock for which they do receive instructions. The trustee will vote all unallocated shares held in the Sprint Retirement Savings Plan (including the TRASOP), the Sprint Retirement Savings Plan for Bargaining Unit Employees and the Global One Retirement Savings Plan in the same proportions as instructions received for shares voted, and any shares allocated to participant accounts in these plans for which the trustees do not receive voting instructions will not be voted.

     Statements of your accounts will be provided separately.


   --------Please fold and detach card at perforation before mailing--------

Please vote by filling in the appropriate boxes below. If you do not specify, your shares will be voted FOR items 1, 2 and 3 and AGAINST items 4, 5 and 6.

1. To elect the nominees listed below, and each of them, as Directors of Class III; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to authorize named individuals as proxies to vote with discretionary authority.


               [_]FOR all nominees listed below                         [_]WITHHOLD AUTHORITY
                  (except as marked to the contrary at left)               to vote for all nominees listed at left

          (To withhold authority to vote for any individual nominee write the nominee's name on the line below.)


                                William T. Esrey        Linda Koch Lorimer          Stewart Turley

---------------------------------------------------------------------------------------------------

                                                                                                  FOR          AGAINST       ABSTAIN
2.   To approve amendments to the 1988 Employees Stock Purchase Plan.                             [_]          [_]           [_]
3.   To approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1998.  [_]          [_]           [_]
SHAREHOLDER PROPOSALS
4.   Stockholder proposal concerning retirement plan for outside Directors.                       [_]          [_]           [_]
5.   Stockholder proposal concerning stock options.                                               [_]          [_]           [_]
6.   Stockholder proposal concerning compensation agreements contingent upon a change in control  [_]          [_]           [_]
     of Sprint.


                        (Please sign on reverse side.)



                                                                     PRESORTED
                                                                    FIRST CLASS
FIDELITY INSTITUTIONAL RETIREMENT SERVICES CO.                     U.S. POSTAGE
P.O. BOX 9107                                                          PAID
HINGHAM, MA 02043-9107                                                 PROXY
                                                                     TABULATOR



Sprint Retirement Savings Plan                                       Centel Employees' Stock Ownership Plan
Sprint Retirement Savings Plan for Bargaining Unit Employees         360(degrees) Communications Company Retirement Savings Plan
Centel Retirement Savings Plan for Bargaining Unit Employees         Global One Retirement Savings Plan



----------Please fold and detach card at perforation before mailing-----------


                       FIDELITY MANAGEMENT TRUST COMPANY
                   and THE NORTHERN TRUST COMPANY, TRUSTEES
               P.O. Box 9107, Hingham, Massachusetts 02043-9107
          Voting Instructions for Annual Meeting of Stockholders of
                     Sprint Corporation on April 21, 1998


     I hereby direct Fidelity Management Trust Company and The Northern Trust Company, either in person or by proxy, to vote all shares of Common Stock of Sprint Corporation (Sprint) which have been allocated to my account(s) under the Sprint Retirement Savings Plan, the Sprint Retirement Savings Plan for Bargaining Unit Employees, the Centel Retirement Savings Plan for Bargaining Unit Employees, the Centel Employees' Stock Ownership Plan, the 360(degrees) Communications Company Retirement Savings Plan and the Global One Retirement Savings Plan at the Annual Meeting of Stockholders to be held April 21, 1998, and any adjournments thereof, in the manner specified on the reverse side, and to authorize named individuals as proxies to vote in their discretion upon such other matters as may properly come before the meeting:

                     Date__________________________, 1998

                     If you sign this card and it is received by Fidelity Management Trust Company by April 15, 1998, your shares will be voted as directed. In order to direct the trustees, you must check off a box for each individual proposal on the reverse side.



                     ______________________________
                     Signature